Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES SECOND QUARTER
EARNINGS

Aiken, South Carolina (October 30, 2009) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced earnings for the second quarter of its fiscal year ended March 31, 2010.  The Company reported net income available to common shareholders of $339,000 or $0.14 per common share (basic) for the three months ended September 30, 2009 compared to net income of $785,000 or $0.31 per common share (basic) for the three months ended September 30, 2008.  For the six months ended September 30, 2009, net income available to common shareholders was $468,000 or $0.19 per common share (basic) compared to $1.59 million or $0.63 per common share (basic) for the six months ended September 30, 2008.

Net income for the six month period ended September 30, 2009 included the effects of non-operating items, specifically increased FDIC insurance premiums related to a one-time special assessment charged to all banking institutions, a gain on the sale of securities and a loss incurred on the sale of the South Augusta office of Security Federal Insurance. Excluding these non-operating items, the Company had operating earnings of $665,000 or $0.27 per common share (basic) for the six months ended September 30, 2009 compared to operating earnings of $1.5 million or $0.60 per common share (basic) for the six months ended September 30, 2008. The decrease in net income was primarily the result of management’s decision to increase the allowance for loan losses coupled with the effects of the non-operating charges incurred during the six months ended September 30, 2009.

Net income was significantly impacted by management’s decision to increase the allowance for loan losses through additional charges to the provision. Additions to the allowance for loan losses were $1.60 million and $3.00 million for the quarter and six month periods ended September 30, 2009, respectively, compared to $275,000 and $500,000, respectively, for the comparable periods in the prior year. The increase in both periods reflects management’s concern regarding the current conditions in the local and national economy coupled with an increase in non-performing assets within the Bank’s loan portfolio. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $24.67 million to $39.58 million at September 30, 2009 from $14.91 million at March 31, 2009. Despite this increase, the Company maintained relatively low and stable trends related to net charge-offs. Annualized net charge-offs as a percent of gross loans were 0.15% for the six months ended September 30, 2009 compared to 0.10% for the same period in 2008 and 0.12% for the year ended March 31, 2009. Management of the Bank continues to closely monitor the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.10% of total loans held for investment as of September 30, 2009 compared to 1.65% as of March 31, 2009.

The Company’s earnings were also reduced by two non-operating charges incurred during the six month period. The Company expensed $425,000 in additional FDIC insurance premiums as a result of a one-time special assessment enacted by the FDIC to help replenish the government’s deposit insurance fund. This amount was in addition to the regular quarterly assessment. The assessment applies to all federally insured deposit institutions and is calculated as 5% of an assessment base determined relative to asset size. Also, during the six months ended September 30, 2009, the Company recorded a loss of $90,000 related to the sale of the South Augusta office of the Company’s insurance subsidiary, Security Federal Insurance, which was sold because the insurance agency office was not located within the Company’s branch footprint.

Net interest margin increased 22 basis points to 2.80% for the six months ended September 30, 2009 compared to 2.58% for the comparable period in the previous year. As a result, net interest income increased $2.35 million or 22.17% to $12.93 million for the six months ended September 30, 2009, compared to $10.59 million for the six months ended September 30, 2008. For the quarter ended September 30, 2009, net interest margin increased 29 basis points to 2.89% from 2.60% for the same quarter in 2008. The margin also increased 18 basis points from 2.71% for the quarter ended June 30, 2009.  Net interest income increased $1.14 million or 20.93% to $6.60 million for the three months ended September 30, 2009, compared to $5.46 million for the three months ended September 30, 2008.

Non-interest income for the current quarter increased $360,000 or 33.93% to $1.42 million for the three months ended September 30, 2009 compared to $1.06 million for the comparable quarter in 2008. For the six months ended September 30, 2009, non-interest income was $2.85 million, an increase of $665,000 or 30.48% when compared to the same period in the prior year. General and administrative expenses increased $337,000 or 6.64% to $5.41 million for the three months ended September 30, 2009 and $1.27 million or 12.88% to $11.17 million for the six months ended September 30, 2009 compared to $5.08 million and $9.90 million for the same periods in the previous year. The increases in both periods were primarily the result of increased FDIC insurance premiums paid.

Total assets at September 30, 2009 were $981.96 million compared to $984.66 million at March 31, 2009, a decrease of $2.70 million or 0.27% for the six-month period. Net loans receivable decreased $11.43 million or 1.87% to $599.66 million at September 30, 2009 from $611.09 million at March 31, 2009.  Total deposits increased $701,000 or 0.11% to $662.42 million at September 30, 2009 compared to $661.71 million at March 31, 2009.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures decreased $5.06 million or 2.02% to $245.15 million at September 30, 2009 from $250.21 million at March 31, 2009.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	For the Six Months Ended
	September 30,
	2009	2008

Net Income, As Reported (GAAP)	$ 954,247	$ 1,586,743

Add: Income Tax Expense	654,540	785,108

Income Before Income Taxes	1,608,787	2,371,851

Non Operating Items:

Gain on sale of securities	(374,125)	(126,440)

FDIC special assessment	425,000	-

Loss on sale of South Augusta office of
Security Federal Insurance	90,000	-
	140,875	(126,440)

Pre-Tax Operating Earnings	1,749,662	2,245,411

Related income tax expense (benefit)	598,392	737,061

Preferred stock dividends and accretion	486,356	-

Operating Earnings Available To
Common Shareholders	$ 664,914	$ 1,508,350

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
Total interest income	$11,772	$12,344	$23,837	$24,175

Total interest expense	5,167	6,882	10,903	13,588

Net interest income	6,605	5,462	12,934	10,587

Provision for loan losses	1,600	275	3,000	500

Net interest income after
provision for loan losses	5,005	5,187	9,934	10,087

Non-interest income	1,421	1,061	2,847	2,182

Non-interest expense	5,412	5,075	11,172	9,897

Income before income taxes	1,014	1,173	1,609	2,372

Provision for income taxes	432	388	655	785

Net income	$582	$785	$954	$1,587

Preferred stock dividends & accretion
of preferred stock to redemption value	243	-	486	-

Net income available to common
Shareholders	$339	$785	$468	$1,587

Earnings per common share (basic)	$0.14	$0.31	$0.19	$0.63

	BALANCE SHEET HIGHLIGHTS

	September 30, 2009	March 31, 2009%

Total assets	$981,959	$984,662	-0.3%

Cash and cash equivalents	7,839	6,562	19.5%

Total loans receivable, net	599,657	611,090	-1.9%

Investment and mortgage-backed securities	320,059	314,099	1.9%

Deposits	662,415	661,714	0.1%

Borrowings	245,149	250,209	-2.0%

Shareholders' equity	68,194	67,092	1.6%

Book value per share	$20.37	$19.95	2.1%

Total risk based capital ratio (1)	12.54%	12.18%	3.0%

Non performing loans	36,929	12,920	185.8%

Non performing loans to total assets	3.76%	1.31%	187.0%

Allowance as a percentage of gross loans	2.10%	1.65%	27.3%

(1) This ratio is calculated using Bank only information and not consolidated information